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                                                                    EXHIBIT 99.1


           LIBERTY MEDIA COMPLETES ACQUISITION OF 100% OF FOUR MEDIA

BURBANK, CALIFORNIA, APRIL 10, 2000 -- Four Media Company (Nasdaq: FOUR) today announced that the acquisition by Liberty Media Group of 100% of Four Media's issued and outstanding common stock has been completed and funded. Each issued and outstanding share of common stock of Four Media was cancelled and converted into the right to receive 0.16129 of a share of AT&T Class A Liberty Media Group Stock (NYSE: LMG.A) and $6.25 in cash.

Letters of Transmittal for use in exchanging Four Media shares for shares of Class A Liberty Media Group Stock and cash are expected to be mailed to Four Media stockholders during the week of April 10, 2000.

Commenting on the announcement, Robert T. Walston, Chairman of the Board and Chief Executive Officer of Four Media Company, stated, "Joining Liberty Media Group will create many new areas of opportunity for Four Media. Our extensive relationships with television programmers and advertisers will serve as the springboard for a strategy centering around the creation and delivery of new, interactive forms of entertainment and advertising content. We are excited to be a key element of this strategy."

David P. Beddow, Vice President of Liberty Media, added, "The acquisition of Four Media Company represents an important step in Liberty's development of a new services and infrastructure company. Four Media's diverse operations and digital infrastructure, combined with its management team, create a strong foundation for our strategy."

Four Media Company is a leading provider of technical and creative services to owners, producers and distributors of television programming, feature films and other entertainment product both domestically and internationally. Four Media's services integrate a variety of systems and processes to enhance the creation and distribution of entertainment content. Four Media's client base includes the world's largest entertainment companies. As a result of its investments and acquisitions, Four Media Company is one of the largest and most diversified providers of technical and creative services to the entertainment industry, which enables it to offer its customers a single source for such services.



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Liberty Media holds interests in a broad range of video programming, communications, technology and Internet businesses in the United States, Europe, South America and Asia. Liberty Media Group Class A and Class B Stock are traded on the New York Stock Exchange under the symbols LMG.A and LMG.B, respectively.

This press release contains forward-looking statements which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends", "believes" and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.